SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  May 26, 2005

(Date of earliest event reported)

First Regional Bancorp

(Exact name of registrant as specified in its charter)

California	000-10232	95-3582843
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Century Park East, Suite 800 Los Angeles, California 90067
(Address of principal executive offices, including zip code)

(310) 552-1776
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On May 26, 2005, First Regional Bancorp’s Board of Directors adopted the First Regional Bancorp 2005 Stock Option Plan.  Under the plan, up to 200,000 shares of First Regional common stock may be issued upon the exercise of options granted.  The plan is intended to allow First Regional the ability to grant stock options to persons who had not previously been awarded option grants commensurate with their positions, primarily persons hired since the exhaustion of options available for grant under First Regional’s previous stock option plans.  The company’s Board of Directors believes that the plan will assist the company in attracting and retaining high quality officers and staff, and will provide grantees under the plan with added incentive for high levels of performance and to assist in the effort to increase the company’s earnings.

Also on May 26, 2005, First Regional’s Board of Directors approved initial option grants under the 2005 Stock Option Plan aggregating 56,500 option shares, all of which grants were made to officers of the company’s subsidiary, First Regional Bank.  None of the grants were made to directors or executive officers of First Regional Bancorp or to directors of First Regional Bank.  All such granted options will vest over seven years and will expire in 2015.  The exercise price of the granted options is $61.50, the closing sales price of the company’s common stock on May 25, 2005.  A copy of the 2005 Stock Option Plan is included as Exhibit 10 hereto.

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.

Item 9.01  Financial Statements and Exhibits.

(c)           Exhibits

10            First Regional Bancorp 2005 Stock Option Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2005

FIRST REGIONAL BANCORP

	By:	/s/ Steven J. Sweeney
Steven J. Sweeney
General Counsel

Exhibit Index

10            First Regional Bancorp 2005 Stock Option Plan